Exhibit 5.1

March 11, 2026
Barristers & Solicitors / Patent & Trade-mark Agents

Norton Rose Fulbright Canada LLP
222 Bay Street, Suite 3000, P.O. Box 53
Toronto, Ontario M5K 1E7 CANADA
XBiotech Inc.
5217 Winnebago Lane	F: +1 416.216.3930
Austin, Texas	nortonrosefulbright.com
USA 78744

Re: Registration Statement of XBiotech Inc. on Form S-8

Dear Sirs/Mesdames:

We have acted as Canadian counsel to XBiotech Inc. (the Corporation), a corporation incorporated under the laws of the province of British Columbia, in connection with the registration under the United States Securities Act of 1933, as amended (the Securities Act), pursuant to a registration statement on Form S-8 (the Registration Statement), filed on or about the date hereof with the United States Securities and Exchange Commission (the SEC), of up to an aggregate of 3,000,000 common shares in the capital of the Corporation, no par value (the 2025 Plan Shares), which are issuable by the Corporation pursuant to the Corporation’s 2025 Equity Incentive Plan (the 2025 Plan); and (ii) an aggregate of 5,382,681 common shares in the capital of the Corporation, no par value (the Prior Plan Shares, together with the 2025 Plan Shares, the Plan Shares), which are issuable by the Corporation pursuant to stock awards granted under the Corporation’s 2015 Equity Incentive Plan, as amended (the 2015 Plan) and that are (i) are not issued because such stock award or any portion thereof expires or otherwise terminates without all of the shares covered by such stock award having been issued, (ii) are not issued because such stock award or any portion thereof is settled in cash, (iii) are forfeited back to or repurchased by the Corporation because of the failure to meet a contingency or condition required for the vesting of such Prior Plan Shares, or (iv) are withheld or used to pay the exercise price of a stock award or to satisfy the tax withholding obligations related to a stock award.

As counsel, we have made such investigations and examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion, including: (i) the Registration Statement; (ii) the 2015 Plan; (iii) 2025 Plan; (iv) the articles, as amended, and the notice of articles of the Corporation; (v) certain resolutions of the Corporation’s board of directors; (vi) certain resolutions of the Corporation’s shareholders; and (vii) a Certificate of Good Standing dated March 9, 2026.

With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers of the Corporation and have not performed any independent check or verification of such factual matters.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents, and that all facts set forth in the certificates supplied by officers of the Corporation are complete, true and accurate as of the date hereof. We have also assumed that the Certificate of Good Standing referred to above will continue to be accurate as at the date of issuance of any Plan Shares under the Registration Statement.

The opinion set forth below is limited to the laws of the province of British Columbia and the federal laws of Canada applicable therein, in each case in effect on the date hereof, and we express no opinion as to the laws of any other jurisdiction. Our opinion is rendered as of the date hereof, and we assume no obligation to advise you of changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to our attention.

The opinion set forth below is subject to the following exceptions, limitations and qualifications: (i) the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors; (ii) the effect of general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief and other equitable remedies), regardless of whether considered in a proceeding at law or in equity; (iii) the effect of public policy considerations that may limit the rights of the parties to obtain further remedies; (iv) we express no opinion as to whether the Registration Statement contains full, true and plain disclosure of all material facts relating to the Plan or the Plan Shares issuable thereunder or any other matters for the purposes of the Securities Act (British Columbia); and (v) where our opinion below refers to the Plan Shares as being “fully paid and non-assessable,” such opinion assumes that all required consideration (in whatever form) has been or will be paid or provided, and we express no opinion with respect to the adequacy of any consideration received.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that upon issuance and delivery of and payment for such Plan Shares in accordance with the terms and conditions of the Plan, such Plan Shares being issued by the Corporation will be outstanding as validly issued, fully paid and non-assessable shares in the share capital of the Corporation.

This opinion has been prepared for your use in connection with the Registration Statement and is expressed as of the date hereof, based on the laws and facts existing on the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Corporation, the Registration Statement or the Plan Shares. This opinion may not be relied upon by any person for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the reference of our name therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the SEC promulgated thereunder.

Yours truly,

(signed) “Norton Rose Fulbright Canada LLP”

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